EXHIBIT 99.2

F O R  I M M E D I A T E  R E L E A S E

Timberline Resources Announces Closing of Merger with McEwen Mining

Hayden, Idaho – August 19, 2024 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) is pleased to announce that it has closed the previously announced merger with McEwen Mining Inc. (“McEwen”). The closing follows the satisfaction of all conditions to the closing of the merger, including receipt of approval by Timberline stockholders on August 16, 2024.

At the effective time of the merger, the Company merged with and into a wholly owned subsidiary of McEwen, with Timberline surviving as a wholly owned subsidiary of McEwen. As previously announced, as a result of the merger, Timberline stockholders received 0.01 of a share of McEwen’s common stock for each share of Timberline’s common stock. Now that the acquisition has closed, the previously announced interim financing arrangement between Timberline and McEwen became an intercompany arrangement between McEwen and the surviving company.

Advisors and Counsel

Cormark Securities Inc. acted as financial advisor to Timberline, and Davis Graham & Stubbs LLP is acting as Timberline’s legal advisor.

About McEwen Mining

McEwen Mining Inc. is a gold and silver producer with operations in Nevada, Canada, Mexico and Argentina. In addition, it owns approximately 48.3% of McEwen Copper which owns the large, advanced stage Los Azules copper project in Argentina. McEwen’s goal is to improve the productivity and life of its assets with the objective of increasing its share price and providing a yield. Rob McEwen, Executive Chairman and Chief Owner, has a personal investment in the group of US$220 million and takes an annual salary of US$1.

On behalf of Timberline’s Board of Directors,

“Patrick Highsmith”

President and CEO Tel: 208-664-4859

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.